EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Avon Products, Inc. of our report dated February 4, 1999 relating to the financial statements, which appear in Avon Products, Inc.'s 1998 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 4, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, NY

December 8, 1999